Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 26, 2024 with respect to the consolidated financial statements of Emera Incorporated (the “Company”) as at and for the years ended December 31, 2023 and 2022, included in Exhibit 99.3 on Form 40-F filed on February 26, 2024, in the Registration Statement on Form S-4 and related Prospectus of EUHSI Finance, Inc. and Emera US Holdings Inc. for the registration of USD $500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 and the related guarantees thereof.

/s/ Ernst & Young LLP Chartered Professional Accountants Halifax, Canada November 15, 2024